Exhibit 99.1

                             Explanation of Reponses

    TDR Capital `A' LP, TDR Capital `B' LP, TDR Capital `C' LP, TDR Capital Co-Investment LP, TDR Capital General Partner LP (collectively, the "TDR Funds"), TDR Capital LLP ("TDR Capital"), Stephen Robertson and Manjit Dale (collectively, the "Reporting Persons") formerly filed Form 3 because they were deemed to beneficially own (for purposes of Rule 16a-1(a)(1), but not for purposes of Rule 16a-1(a)(2)) 11,942,985 shares of common stock of the Issuer as a result of the executing of voting agreements entered into by and between Ristretto Group S.a.r.l. ("Ristretto Group") and certain stockholders of the Issuer. Ristretto Group was deemed to beneficially own (for purposes of Rule 16a-1(a)(1), but not for purposes of Rule 16a-1(a)(2)) 11,942,985 shares of common stock of the Issuer as a result of entering into the voting agreements described above, in connection with an Agreement and Plan of Merger, dated July 18, 2007, by and between Ristretto Group, Ristretto Acquisition Corp. ("Merger Sub"), Ristretto Holdings SCA ("Ristretto Holdings") and the Issuer (the "Merger Agreement"). The TDR Funds, as holders of 71.9% of the equity interests in Ristretto Holdings and 72% of the equity interests in Ristretto Managers S.a.r.l., had indirect voting and dispositive power over the shares held by Ristretto Group and were deemed to beneficially own the shares held by Ristretto Group. TDR Capital, as the manager of the TDR Funds, has the power to vote and dispose of securities held by the TDR Funds and therefore, was deemed to beneficially own the shares held by Ristretto Group. Messrs. Stephen Robertson and Manjit Dale, as the founding partners of TDR Capital, have the power to vote and dispose of securities held by TDR Capital, and therefore, were deemed to beneficially own the shares held by Ristretto Group. On October 31, 2007, pursuant to the Merger Agreement, the merger of Merger Sub with and into the Issuer was completed with the Issuer as the surviving entity. Upon the consummation of the merger, each share of common stock of the Issuer was canceled and converted into the right to receive $28.25 per share in cash without interest. As a result of a reorganization of the affiliated group of companies of which each of the Reporting Persons is a member, which occurred immediately before the merger, the Reporting Persons now indirectly beneficially own 25% of the outstanding equity interests in the Issuer, which beneficial ownership is shared with certain affiliates of the Reporting Persons.